Exhibit 99.1
For Immediate Release
WSI Industries Updates
Energy Business Outlook &
Announces Earnings Date
October 17, 2007—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today updated their fiscal 2008 outlook on their energy business. Michael J. Pudil, president and chief executive officer, said: “We are pleased to report further progress in our developing energy business. Previously we had announced that we expected WSI’s fiscal 2008 sales from it energy business to be about $6 million to $8 million. We now expect that business to be approximately $10 million to $11 million for our year ending in August 2008.”
Pudil went on to say: “When we entered the energy field in the spring of 2007, we were awarded orders on three separate programs. Later in the summer of 2007, a fourth program was secured and added to our business. Today, we are pleased to announce that we have been successful in winning two additional programs. Overall, we have backlog for our energy business out through calendar year 2009.” Pudil concluded: “We believe that WSI’s ability to take on programs of this magnitude is a positive comment on our financial resources and the technical expertise and commitment of our employees.”
The Company also announced that it will release its full year fiscal 2007 earnings on Tuesday, October 23, 2007 after market close.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, small engines, marine, bioscience and instrumentation.
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For additional information:

Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.